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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-70797) and related Prospectus of IMC Global Inc. and to the incorporation by reference therein of our report dated January 27, 2003,except for Note 8 and Note 10, as to which the date is March 17, 2003, with respect to the consolidated financial statements of IMC Global Inc incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois

November 17, 2003

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Consent of Independent Auditors